Exhibit 99.1

Contacts:

Dov A. Goldstein, M.D.	E. Blair Schoeb	Heather May
Vicuron Pharmaceuticals Inc.	WeissComm Partners	Burns McClellan Inc.
610-205-2312	212-331-7813	212-213-0006
dgoldstein@vicuron.com	Blair@weisscommpartners.com	hmay@burnsmc.com

VICURON PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2005

FINANCIAL RESULTS

King of Prussia, Penn., May 5, 2005— Vicuron Pharmaceuticals Inc. (NASDAQ and MICU: Nuovo Mercato) today reported financial results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 were $1.8 million compared with $1.9 million for the first quarter of 2004. Total operating expenses were $17.9 million in the first quarter of 2005 compared to $26.1 million during the first quarter of 2004.

For the first quarter of 2005, Vicuron reported a net loss of $15.4 million, or a net loss per share of $0.25 on 60.6 million weighted average shares outstanding. This compares to a net loss of $23.5 million, or $0.44 per share on 54.0 million weighted average shares outstanding for the first quarter of 2004.

At March 31, 2005, cash and cash equivalents and unrestricted marketable securities totaled approximately $135.7 million.

“Over the past few months we advanced our pipeline of product candidates for seriously ill patients moving us closer to commercialization. We announced Phase 3 trial results demonstrating the superiority of anidulafungin versus fluconazole, showing the promise of anidulafungin, if approved, as a potential new treatment for candidiasis/candidemia, the most common hospital-acquired fungal infection,” said George F. Horner III, President and Chief Executive Officer of Vicuron. “In addition, during this quarter, we announced that our collaboration with Pfizer to develop oxazolidinones, one of the first new major classes of antibiotics to enter the market in more than 30 years, has been extended for another year.”

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications pending with the U.S. Food and Drug Administration for its lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research collaborations with leading pharmaceutical companies, such as Pfizer.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license product candidates on terms acceptable to us or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

VICURON PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Collaborative research and development and contract services	$1,627	$1,792
License fees and milestones	143	136

Total revenues	1,770	1,928

Operating expenses:
Research and development	13,280	22,035
General and administrative	4,658	4,071

Total operating expenses	17,938	26,106

Loss from operations	(16,168)	(24,178)

Other income (expense):
Interest income	851	686
Interest expense	(7)	(28)

Net loss before income tax expense	(15,324)	(23,520)

Income tax expense	92	0

Net loss	$(15,416)	$(23,520)

Net loss per share:
Basic and diluted	$(0.25)	$(0.44)

Weighted average shares	60,571	54,029

VICURON PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$104,534	$121,144
Marketable securities	31,171	34,127
Accounts receivable, net	6,142	6,232
Prepaid expenses and other current assets	4,780	8,310

Total current assets	146,627	169,813
Property, plant and equipment	56,375	58,668
Intangible assets, net	22,240	24,230
Long-term receivables	12,340	12,222
Long-term marketable securities-restricted	2,971	3,256
Other assets	2,785	1,837

Total assets	$243,338	$270,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,577	$12,473
Accrued liabilities	6,982	9,747
Current portion of long term debt	1,169	1,225
Current portion of deferred revenue	379	550

Total current liabilities	16,107	23,995
Long-term debt, less current portion	9,603	10,066
Deferred revenue, less current portion	1,750	1,750
Other long-term liabilities	5,266	4,624

Total liabilities	32,726	40,435

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	605,487	602,011
Deferred stock compensation	(114)	(179)
Accumulated other comprehensive income	25,840	32,945
Accumulated deficit	(420,662)	(405,246)

Total stockholders’ equity	210,612	229,591

Total liabilities and stockholders’ equity	$243,338	$270,026